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Exhibit 99.3

         INTERNATIONAL LEASE FINANCE CORPORATION

Offer to Exchange

$1,250,000,000 8.625% Senior Notes due 2015, the issuance
of which has been registered under the Securities Act of 1933, as amended, for any and all outstanding and unregistered 8.625% Senior Notes due 2015

$1,500,000,000 8.750% Senior Notes due 2017, the issuance
of which has been registered under the Securities Act of 1933, as amended, for any and all of their outstanding and unregistered 8.750% Senior Notes due 2017

Pursuant to the Prospectus dated December     , 2010

THE EXCHANGE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON , 2011 [DATE THAT IS AT LEAST TWENTY-ONE BUSINESS DAYS FOLLOWING COMMENCEMENT OF THE EXCHANGE OFFERS], UNLESS EXTENDED.

To Our Clients:

        Enclosed for your consideration is a prospectus dated December     , 2010 (the "Prospectus") and a Letter of Transmittal (which together constitute the "Exchange Offers") relating to the offer by International Lease Finance Corporation (the "Issuer") to exchange (i) up to $1,250,000,000 aggregate principal amount of its 8.625% Senior Notes due 2015 (the "2015 Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal aggregate principal amount of its outstanding 8.625% Senior Notes due 2015, of which $1,000,000,000 aggregate principal amount of notes were issued on March 22, 2010 and $250,000,000 aggregate principal amount of notes were issued on April 6, 2010 (the "2015 Original Notes"), and (ii) up to $1,500,000,000 aggregate principal amount of its 8.750% Senior Notes due 2017 (the "2017 Exchange Notes" and, together with the 2015 Exchange Notes, the "Exchange Notes"), which have been registered under the Securities Act, for an equal aggregate principal amount of its outstanding 8.750% Senior Notes due 2017, of which $1,000,000,000 aggregate principal amount of notes were issued on March 22, 2010 and $500,000,000 aggregate principal amount of notes were issued on April 6, 2010 (the "2017 Original Notes" and, together with the 2015 Original Notes, the "Original Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are substantially identical to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offers, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the Original Notes. The Exchange Notes will bear different CUSIP numbers from the Original Notes.

        The enclosed material is being forwarded to you as the beneficial owner of Original Notes carried by us for your account or benefit but not registered in your name. An exchange of any Original Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, we urge beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Original Notes in the Exchange Offers.

        Accordingly, we request instructions as to whether you wish for us to exchange any or all such Original Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Original Notes.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Original Notes on your behalf in accordance with the provisions of the Exchange Offers. The Exchange Offers expire at 5:00 p.m., New York City time, on                        , 2011, unless extended. The term "Expiration Date" shall mean 5:00 p.m., New York City time, on                         , 2011, unless the Exchange Offers are extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offers are extended. A tender of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        Your attention is directed to the following:

          1.     The Issuer will issue an equal principal amount of Exchange Notes in exchange for the principal amount of Original Notes surrendered pursuant to the Exchange Offers, of which $1,250,000,000 aggregate principal amount of 8.625% Senior Notes due 2015 and $1,500,000,000 aggregate principal amount of 8.750% Senior Notes due 2017 were outstanding as of the date of the Prospectus. The terms of the Exchange Notes are substantially identical to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offers, except for the elimination of certain transfer restrictions, registration rights and additional interest provisions relating to the Original Notes. The Exchange Notes will bear different CUSIP numbers from the Original Notes.

          2.     THE EXCHANGE OFFERS ARE SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE "THE EXCHANGE OFFERS—TERMS OF THE EXCHANGE OFFERS—CERTAIN CONDITIONS TO THE EXCHANGE OFFERS" IN THE PROSPECTUS.

          3.     The Exchange Offers and withdrawal rights will expire at 5:00 p.m., New York City time, on                                    , 2011, unless extended.

          4.     The Issuer has agreed to pay the expenses of the Exchange Offer.

          5.     Any transfer taxes incident to the transfer of Original Notes from the tendering holder to us will be paid by the Issuer, except as provided in the Prospectus and the Letter of Transmittal.

        The Exchange Offers are not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of the Exchange Offers or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

        If you wish us to tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Original Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offers of International Lease Finance Corporation.

        This will instruct you to tender for exchange the aggregate principal amount of Original Notes indicated below (or, if no aggregate principal amount is indicated below, all Original Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Original Notes to be tendered for exchange:

$

        *I(we) understand that if I(we) sign this instruction form without indicating an aggregate principal amount of Original Notes in the space above, all Original Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code:

Date:

Area Code and Telephone Number

Taxpayer Identification Number or Social Security Number

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  Exhibit 99.3